Exhibit 99.1

Contact:	Press:	Or	Investor Relations:
	Tatyana Yemets		Viewpoint Corporation
	Viewpoint Corporation		212-201-0800
	212-201-0821		ir@viewpoint.com
tyemets@viewpoint.com

VIEWPOINT CORPORATION EXTENDS MATURITY FOR $3.05 MILLION OF DEBT

NEW YORK, March 15, 2007 –Viewpoint Corporation (NASDAQ: VWPT), a leading Internet Marketing Technology company, today announced that it has extended the March 31, 2008 maturity date of $3.05 million of debt controlled by The Clark Estates, Inc. to September 30, 2009. Viewpoint paid a fee for this amendment to the loan agreement.

“This amendment to extend the maturity date of this debt provides us with additional flexibility to support our strategy of being a leading Internet marketing technology company,” said Patrick Vogt, CEO of Viewpoint. “We believe that the support of our lenders is a continued display of confidence in our business model.”

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint's technology and services are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 90 employees principally at its headquarters in New York City and in Los Angeles.

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FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission.

Copyright © 2007 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.